Exhibit 99.1

www.pdl.com

For Immediate Release

Contacts:

Ami Knoefler	James R. Goff
Senior Director,	Senior Director,
Corporate Communications / Investor Relations	Investor Relations
(510) 248-8851	(510) 574-1421
aknoefler@pdl.com	jgoff@pdl.com

PDL ANNOUNCES STRONG SECOND QUARTER 2005

FINANCIAL RESULTS

Total revenues increase 202% to $77.8 million

Company now expects sustainable positive cash flow by Q4 ‘05

Fremont, Calif., August 4, 2005 – Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today reported financial results for the second quarter of 2005.  Financial highlights included:

•                  Product revenues of $35.3 million reflect the first full quarter of product sales following PDL’s acquisition of ESP Pharma, Inc. and Retavase®, both in March 2005.

•                  Royalty revenues increase 52% to $37.5 million from $24.7 million in the second quarter of 2004.

•                  GAAP net loss of $3.4 million compared with a net loss of $12.5 million in the second quarter of 2004; non-GAAP net income of $9.2 million compared with a non-GAAP net loss of $11.1 million in the 2004 second quarter.

•                  Cash, cash equivalents, marketable securities and restricted investments totaled approximately $191.0 million as of June 30, 2005, compared with $397.1 million as of December 31, 2004.  The June 30, 2005 cash balances did not include any payments from the Biogen Idec alliance, announced August 2, 2005, which includes an upfront payment of $40 million and equity investment of $100 million.  Closing of the Biogen Idec transaction is contingent upon antitrust review and other standard closing conditions.

Mark McDade, Chief Executive Officer, PDL, said, “Second quarter and first half 2005 results reflect our initial performance in having ESP Pharma become part of PDL, with product sales in-line with our internal expectations for our first full commercial quarter.  Meanwhile, our partners’ success with breakthrough antibody products such as Avastin™, Herceptin® and Synagis® are driving the growth of PDL’s royalty revenues.  As a result of this improved top-line performance in the first half, we have increased our revenue guidance for 2005.  More significantly, this strong revenue growth from both products and royalties, combined with the economic impact of our new alliance with Biogen Idec, should enable PDL to become cash flow positive on a sustainable basis beginning in the fourth quarter of 2005, and therefore on a full-year basis for 2006.  This is nearly a full year ahead of our plan following the acquisition of ESP Pharma this past March.”

Total Operating Revenues:

Total operating revenues increased 202% to $77.8 million in the second quarter of 2005 from $25.8 million in the second quarter of 2004.

PDL recognized net product sales revenues of $35.3 million in the second quarter of 2005.  Product revenues reflected the first full quarter of net sales of Cardene® IV for the short-term treatment of hypertension when oral therapy is not feasible or desirable; Retavase, used to dissolve coronary blood clots and improve blood flow in heart attack patients; IV Busulfex®, a conditioning agent used in connection with bone marrow transplants in chronic myelogenous leukemia; and four off-patent branded products.   These products are marketed by PDL’s wholly-owned subsidiary, ESP Pharma, Inc., which PDL acquired March 23, 2005.

Royalty revenues increased 52% to $37.5 million, compared with royalty revenues of $24.7 million in the second quarter of 2004.  PDL receives royalties based on worldwide net sales of seven antibody products licensed under PDL’s antibody humanization patents:  Avastin™, Herceptin®, Xolair® and Raptiva® from Genentech, Inc.; Synagis® from MedImmune, Inc.; Mylotarg® from Wyeth and Zenapax®, marketed by Roche.

Total Costs and Expenses:

Total costs and expenses were $80.3 million in the second quarter of 2005, compared with $39.5 million in the second quarter of 2004.  On a non-GAAP basis, total costs and expenses in the 2005 second quarter were $67.7 million compared to non-GAAP expenses of $38.1 million in the second quarter of 2004.

The cost of product sales was $20.1 million in the second quarter of 2005, compared with none in the comparable period of 2004, reflecting the addition of ESP Pharma in March 2005.  Excluding non-cash amortization of product costs associated with the purchase of ESP Pharma and Retavase, cost of product sales were $8.2 million.  Selling, general and administrative expenses increased to $19.8 million, compared to $7.5 million in the second quarter of 2004, primarily due to sales expenses associated with PDL’s newly acquired sales and marketing team.

Research and development expenses increased to $40.3 million in the second quarter of 2005, compared with $32.0 million in the same three months of 2004. The increase in research and development expenses reflects additional headcount and associated costs required to advance research and clinical development programs, contract manufacturing and direct scale-up and manufacturing expense, and increased facility and equipment-related costs.

Note:  Non-GAAP results for the three- and six-month periods exclude certain non-cash charges, which consisted primarily of an acquired in-process research and development charge of $79.4 million in the first quarter of 2005 related to the ESP Pharma acquisition, as well as the amortization of intangible assets associated with the Eos Biotechnology, Inc. and ESP Pharma and Retavase acquisitions and the re-acquisition of rights to manufacture and market Zenapax® (daclizumab) in 2003, and stock-based compensation charges.  Reconciliations of GAAP results to non-GAAP results are included in the tables accompanying this release.

Recent Corporate Developments:

•                  On August 2, PDL and Biogen Idec announced a broad collaboration for the joint development, manufacture and commercialization of three phase 2 antibody products. The agreement provides for shared development and commercialization of daclizumab in multiple sclerosis and certain other diseases, and for shared development and commercialization of M200 (volociximab) and HuZAF™ (fontolizumab) in all indications.  PDL will receive an upfront payment of $40.0 million and Biogen Idec will purchase $100 million of PDL common stock.  If multiple products were developed successfully in multiple indications and all milestones were achieved, PDL could receive certain development and commercialization milestone payments totaling up to $660 million.

•                  In July, PDL acquired worldwide development and commercial rights for ularitide in all indications.

•                  In early July, PDL began a phase 1 multiple-dose study of the PDL-produced subcutaneous formulation of daclizumab in healthy volunteers, on target to support the planned initiation of a phase 2b study of daclizumab in asthma by the first quarter of 2006.

•                  In June, PDL announced a sublicense to Genentech, Inc. of development and commercialization rights for antibody-drug conjugates directed against the PR1 antigen, which is frequently differentially expressed in prostate cancer.

•                  In May, PDL initiated enrollment in a 270-patient phase 2 clinical trial of daclizumab in multiple sclerosis.

•                  In April, PDL reported positive top-line phase 2 results for ularitide in acute decompensated congestive heart failure; full results are expected to be presented in September.

•                  In the first half of 2005, PDL initiated two separate studies of Nuvion® (visilizumab) in two distinct types of severe Crohn’s disease.

Upcoming Events:

PDL noted that upcoming clinical milestones and related events include the following:

•                  Ularitide: Presentation of phase 2 data in acute decompensated heart failure (ADHF) at the European Society of Cardiology congress, September 4, and at the meeting of the Heart Failure Society of America, September 19; PDL also intends to file an IND in the U.S. and initiate clinical development in the U.S. this year.

•                  Nuvion® (visilizumab):  Begin phase 2/3 study in IV steroid-refractory ulcerative colitis in late 2005 or early 2006.

•                  Host an R&D update for the financial community in early October in New York City.

2005 Forward-looking Guidance:

The following statements are based on expectations as of August 4, 2005.  These statements are forward-looking and do not include the potential impact of new collaborations, material licensing arrangements or other strategic transactions.

•                  PDL now anticipates that total operating revenues for 2005 will be in the range of approximately $255 to $271 million:

•                  Net product sales for Cardene® IV, Retavase® and IV Busulfex® are expected to total approximately $100 to $105 million for the approximately nine-month period of sales following the close of the acquisition of ESP Pharma.  PDL anticipates compound annual growth rates of approximately 25% for net product sales of this group of products for each year from 2006 through 2008.  PDL continues to anticipate gross margins on a non-GAAP basis of approximately 80% for this group of products over the 2005 through 2008 period.  The estimate for net product sales of off-patent products is in a range of $15 to $18 million.

•                  Royalty revenues are expected to be in the range of approximately $120 to $125 million, and license and other revenues are reduced to a range of approximately $20 to $23 million due to the timing of expenses subject to reimbursement under collaborations.  PDL continues to believe that royalty revenues for each year from 2006 through 2008 should grow at least 25% per year on a compounded basis.

•                  Non-GAAP expenses are anticipated to be as follows: cost of product sales are expected to total approximately $23 million, research and development expenses are anticipated to be in a range of $163 to $168 million, a reduction of roughly $20 million from prior guidance.  Selling, general and administrative expenses for the full year 2005 are expected to be in a range of $73 to $76 million.

•                  For the full year 2005, PDL anticipates a GAAP net loss in the range of approximately $1.12 to $1.20 per basic and diluted share, and on a non-GAAP basis, financial results in a range from a net loss of approximately $0.05, based on a weighted average of approximately 103 million shares outstanding, to net income of approximately $0.02 per basic and diluted share, based on a weighted average of approximately 130 million shares outstanding for the year.  PDL expects to be cash flow positive on a sustainable basis beginning in the fourth quarter of 2005, and therefore on a full-year basis for 2006.  Quarterly results will vary due to some seasonality in the sales of royalty-bearing products.

•                  PDL now estimates that its year-end 2005 cash balances will be in excess of approximately $350 million.  This ending balance assumes the impact of the Biogen Idec transaction, representing roughly $150 million in additional year-end cash compared to prior guidance of May 2, 2005, $140 million of which is from the upfront payment and the equity purchase components, with the remaining $10 million due to increased revenues and operational efficiencies.

•                  PDL expects that headcount at year-end 2005 will be in the range of 950 to 975.  This figure includes the effect of increasing the original ESP Pharma sales force from 66 representatives at the time of acquisition to the targeted 100 to 105 range at year-end.  To date, PDL has added more than 30 sales representatives and maintained a high level of retention.

Webcast:

PDL will webcast a conference call live at 4:30 p.m. Eastern time today to review its financial results for the second quarter ended June 30, 2005, the status of its clinical development programs and its forward-looking information and guidance with respect to future results.  Financial and statistical information to be discussed in the call will be available on the PDL website immediately prior to the commencement of the call.  A link to the conference call webcast will be available through the PDL website: www.pdl.com.  Please connect to this website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.  The webcast will be archived at www.pdl.com starting approximately one hour after completion of the webcast.  A replay of the conference call will also be available by telephone from approximately 6:30 p.m. Eastern time on August 4, 2005 through 6:30 p.m. Eastern time on August 12, 2005.  To access the replay, dial 800-633-8284 from inside the United States and 402-977-9140 from outside the United States and enter conference ID number 21254918.

* * * * *

The foregoing contains forward-looking statements involving risks and uncertainties and PDL’s actual results may differ materially from those, express or implied, in the forward-looking statements.  The forward-looking statements include our expectations regarding financial results, our expectations that our agreement with Biogen Idec will close, and the timing of clinical developments as well as other statements regarding our expectations. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:  The successful integration of ESP Pharma and Retavase as part of PDL; changes in our development plans as we and Biogen Idec consider development plans and alternatives; fluctuations in sales that may result from our integration of newly acquired operations; from changes in the market due to alternative treatments or other actions by competitors; and variability in expenses particularly on a quarterly basis, due, in principal part, to total headcount of the organization and the timing of expenses. In addition, PDL revenues depend on the success and timing of sales of our licensees, including in particular the continued success of Avastin™ antibody product by Genentech as well as the seasonality of sales of Synagis® from MedImmune, Inc.  In addition, quarterly revenues may be impacted by our ability to maintain and increase our revenues from collaborative arrangements such as our co-development agreements with Biogen Idec and Roche.  Our revenues and expenses would also be affected by new collaborations, material patent licensing arrangements or other strategic transactions.

Further, there can be no assurance that results from completed and ongoing clinical studies, described above, will be successful or that ongoing or planned clinical studies will be completed or initiated on the anticipated schedules.  Other factors that may cause our actual results to differ materially from those, express or implied, in the forward-looking statements in this press release are discussed in our filings with the Securities and Exchange Commission.  PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

About PDL:

PDL is a biopharmaceutical company focused on the research, development and commercialization of novel therapies for inflammation and autoimmune diseases, acute cardiac conditions and cancer.  PDL markets several biopharmaceutical products in the United States through its hospital sales force and wholly-owned subsidiary, ESP Pharma, Inc. As a leader in the development of humanized antibodies, PDL has licensed its patents to numerous pharmaceutical and biotechnology companies, some of which are now paying royalties on net sales of licensed products. Further information on PDL is available at www.pdl.com.

Protein Design Labs, the PDL logo and Nuvion are registered U.S. trademarks and HuZAF is a trademark of Protein Design Labs, Inc.  Zenapax is a registered trademark of Roche.  Cardene is a registered trademark of Roche Palo Alto.  Retavase and Busulfex are registered trademarks of ESP Pharma, Inc., a wholly-owned subsidiary of PDL.  Herceptin and Raptiva are registered trademarks and Avastin is a trademark of Genentech, Inc.  Xolair is a trademark of Novartis AG.  Synagis is a registered U.S. trademark of MedImmune, Inc.   Mylotarg is a registered U.S. trademark of Wyeth.

Financial tables attached

PROTEIN DESIGN LABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data )

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues:
Product sales, net	$35,345	$—	$36,293	$—
Royalties	37,528	24,731	70,692	46,741
License and other	4,888	1,052	9,591	6,670

Total revenues	77,761	25,783	116,576	53,411

Costs and expenses:
Costs of product sales	20,135	—	21,272	—
Research and development	40,339	32,009	75,600	65,038
Selling, general and administrative	19,806	7,450	27,472	15,518
Acquired in-process research and development	—	—	79,417	—
Total costs and expenses	80,280	39,459	203,761	80,556
Operating loss	(2,519)	(13,676)	(87,185)	(27,145)

Interest and other income, net	1,873	2,583	4,808	4,867
Interest expense	(2,709)	(1,351)	(4,851)	(2,736)

Loss before income taxes	(3,355)	(12,444)	(87,228)	(25,014)
Provision for income taxes	65	8	87	56

Net loss	$(3,420)	$(12,452)	$(87,315)	$(25,070)

Basic and diluted net loss per share	$(0.03)	$(0.13)	$(0.87)	$(0.27)

Shares used in computation of basic and diluted net loss per share	103,705	94,587	100,230	94,294

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)

	June 30,	December 31,
	2005	2004*
	(unaudited)

Cash, cash equivalents, marketable securities and restricted investments	$190,978	$397,080
Total assets	1,054,896	713,732
Total stockholders’ equity	477,593	412,510

*Derived from the December 31, 2004 audited consolidated financial statements.

PROTEIN DESIGN LABS, INC.

NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(Uuaudited)

We use non-GAAP amounts that exclude certain non-cash charges, including amounts related to the amortization of intangible assets and stock-based compensation. Management believes that these non-GAAP measures enhance an investor's overall understanding of our financial performance and future prospects by reconciling more closely to the actual cash expenses of the Company in its operations. Our management uses these non-GAAP financial measures in evaluating the Company's operating performance and for budgeting and planning purposes.

(In thousands, except per share data )

	Three months ended June 30,
	2005			2004
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Revenues:
Product Sales	$35,345		$35,345	$—		$—
Royalties	37,528		37,528	24,731		24,731
License and other	4,888		4,888	1,052		1,052

Total revenues	77,761		77,761	25,783		25,783

Costs and expenses:
Cost of Product Sales	20,135	(11,905)	8,230	—		—
Research and development	40,339	(496)	39,843	32,009	(1,377)	30,632
Selling, general and administrative	19,806	(170)	19,636	7,450	(14)	7,436
Acquired in-process research and development			—			—
Total costs and expenses	80,280	(12,571)	67,709	39,459	(1,391)	38,068
Operating income (loss)	(2,519)	12,571	10,052	(13,676)	1,391	(12,285)

Interest and other income, net	1,873		1,873	2,583		2,583
Interest expense	(2,709)		(2,709)	(1,351)		(1,351)

Income (loss) before income taxes	(3,355)	12,571	9,216	(12,444)	1,391	(11,053)
Provision for income taxes	65		65	8		8

Net income (loss)	$(3,420)	$12,571	$9,151	$(12,452)	$1,391	$(11,061)

Net income (loss) per share:
Basic	$(0.03)		$0.09	$(0.13)		$(0.12)

Diluted	$(0.03)		$0.09	$(0.13)		$(0.12)

Shares used in computation of net income (loss) per share:
Basic	103,705		103,705	94,587		94,587

Diluted	103,705		106,151	94,587		94,587

PROTEIN DESIGN LABS, INC.

NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(Uuaudited)

We use non-GAAP amounts that exclude certain non-cash charges, including amounts related to the amortization of intangible assets and stock-based compensation.  Management believes that these non-GAAP measures enhance an investor’s overall understanding of our financial performance and future prospects by reconciling more closely to the actual cash expenses of the Company in its operations.  Our management uses these non-GAAP financial measures in evaluating the Company’s operating performance and for budgeting and planning purposes.

(In thousands, except per share data)

	Six months ended June 30,
	2005			2004
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Revenues:
Product Sales	$36,293		$36,293	$—		$—
Royalties	70,692		70,692	46,741		46,741
License and other	9,591		9,591	6,670		6,670

Total revenues	116,576		116,576	53,411		53,411

Costs and expenses:
Costs of product sales	21,272	(12,964)	8,308	—		—
Research and development	75,600	(1,167)	74,433	65,038	(1,995)	63,043
Selling, general and administrative	27,472	(310)	27,162	15,518	(28)	15,490
Acquired in-process research and development	79,417	(79,417)	—	—		—
Total costs and expenses	203,761	(93,858)	109,903	80,556	(2,023)	78,533
Operating income (loss)	(87,185)	93,858	6,673	(27,145)	2,023	(25,122)

Interest and other income, net	4,808		4,808	4,867		4,867
Interest expense	(4,851)		(4,851)	(2,736)		(2,736)

Income (loss) before income taxes	(87,228)	93,858	6,630	(25,014)	2,023	(22,991)
Provision for income taxes	87		87	56		56

Net income (loss)	$(87,315)	$93,858	$6,543	$(25,070)	$2,023	$(23,047)

Net income (loss) per share:
Basic	$(0.87)		$0.07	$(0.27)		$(0.24)

Diluted	$(0.87)		$0.06	$(0.27)		$(0.24)

Shares used in computation of net income (loss) per share:
Basic	100,230		100,230	94,294		94,294

Diluted	100,230		102,665	94,294		94,294